Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	M. Keith Waddell
Vice Chairman, President and
Chief Financial Officer
(650) 234-6000

ROBERT HALF INTERNATIONAL INC. REPORTS RECORD REVENUES AND EARNINGS FOR THE SECOND QUARTER OF 2006

MENLO PARK, California, July 25, 2006--Robert Half International Inc. (NYSE symbol: RHI) today reported record revenues and earnings for the second quarter ended June 30, 2006.

For the quarter ended June 30, 2006, net income was $68.7 million or $.39 per share, on revenues of $981.8 million. Net income for the prior year’s second quarter was $57.2 million or $.33 per share, on revenues of $816.7 million.

For the six months ended June 30, 2006, net income was $134.2 million or $.77 per share, on revenues of $1.9 billion. For the six months ended June 30, 2005, net income was $108.8 million or $.62 per share, on revenues of $1.6 billion.

Harold M. Messmer, Jr., chairman and chief executive officer of Robert Half International Inc., said: “We reported record revenue and earnings results during the quarter. Revenues and income per share increased 20 percent and 19 percent, respectively, over the same period last year.

“The strength during the quarter was broad-based as the company achieved double-digit, year-over-year revenue gains in each of our staffing divisions and Protiviti,” Messmer said. “We were particularly pleased with the performance of our permanent placement division, Robert Half Finance & Accounting, which saw a 55 percent increase in revenues versus last year.”

Messmer noted that the company’s Protiviti subsidiary also had a solid quarter led by revenue gains in each of its international locations, particularly in Asia.

Robert Half International management will conduct a conference call today at 5 p.m. EDT following the release. The dial-in number is 800-540-0559 (+1-785-832-1508 outside the United States) and the passcode is “Robert Half International.” A taped recording of this call will be available for replay beginning at approximately 8 p.m. EDT today and ending at 8 p.m. EDT on August 1. The dial-in number for the replay is 800-723-1517 (+1-402-220-2659 outside the United States). The conference call also will be archived in audio format on the company’s website at www.rhi.com.

Founded in 1948, Robert Half International Inc. (RHI) is the world’s first and largest specialized staffing firm. RHI is a recognized leader in professional consulting and staffing services, and is the parent company of Protiviti® (www.protiviti.com), a leading independent internal audit and risk consulting firm. The company’s specialized staffing divisions include Accountemps®, Robert Half® Finance & Accounting and Robert Half® Management Resources, for temporary, full-time and project professionals, respectively, in the fields of accounting and finance; OfficeTeam®, for highly skilled temporary administrative support personnel; Robert Half® Technology, for information technology professionals; Robert Half® Legal, for legal personnel; and The Creative Group®, for advertising, marketing and web design professionals. The company has staffing and consulting operations in more than 400 locations worldwide.

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Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that may affect the company’s future operating results or financial positions. These statements may be identified by words such as “estimate”, “forecast”, “project”, “plan”, “intend”, “believe”, “expect”, “anticipate”, or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements.

These risks and uncertainties include, but are not limited to, the following: changes in levels of unemployment and other economic conditions in the United States or foreign countries where the company does business, or in particular regions or industries; reduction in the supply of candidates for temporary employment or the company’s ability to attract candidates; the entry of new competitors into the marketplace or expansion by existing competitors; the ability of the company to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions; the impact of competitive pressures, including any change in the demand for the company’s services, on the company’s ability to maintain its margins; the possibility of the company incurring liability for its activities, including the activities of its temporary employees, or for events impacting its temporary employees on clients’ premises; the possibility that adverse publicity could impact the company’s ability to attract and retain clients and candidates; the success of the company in attracting, training, and retaining qualified management personnel and other staff employees; whether governments will impose additional regulations or licensing requirements on personnel services businesses in particular or on employer/employee relationships in general; whether there will be ongoing demand for Sarbanes-Oxley or other regulatory compliance services; and litigation relating to prior or current transactions or activities, including litigation that may be disclosed from time to time in the company’s SEC filings.

Additionally, with respect to Protiviti, other risks and uncertainties include the fact that future success will depend on its ability to retain employees and attract clients; there can be no assurance that there will be ongoing demand for Sarbanes-Oxley or other regulatory compliance services; failure to produce projected revenues could adversely affect financial results; and there is the possibility of involvement in litigation relating to prior or current transactions or activities.

Because long-term contracts are not a significant part of the company’s business, future results cannot be reliably predicted by considering past trends or extrapolating past results. The company undertakes no obligation to update information contained in this release.

A copy of this press release is available at www.rhi.com.

ATTACHED:	Summary of Operations

Supplemental Financial Information

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUMMARY OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Net service revenues	$981,825	$816,711	$1,925,749	$1,586,659
Direct costs of services	563,823	480,430	1,114,543	936,544

Gross margin	418,002	336,281	811,206	650,115
Selling, general and administrative expenses	308,173	244,071	595,655	474,386
Amortization of intangible assets	228	74	374	148
Interest income	(4,129)	(2,147)	(7,626)	(3,979)

Income before income taxes	113,730	94,283	222,803	179,560
Provision for income taxes	45,075	37,054	88,645	70,738

Net income	$68,655	$57,229	$134,158	$108,822

Diluted net income per share	$.39	$.33	$.77	$.62

Shares:
Basic	167,799	167,285	167,595	168,585
Diluted	174,096	172,387	174,036	174,304

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
REVENUES:
Accountemps	$362,641	$304,560	$718,218	$589,532
OfficeTeam	192,694	169,181	378,890	325,122
Robert Half Technology	88,105	73,481	172,735	140,497
Robert Half Management Resources	124,915	102,283	245,281	207,326
Robert Half Finance & Accounting	85,552	55,298	161,036	101,527
Protiviti	127,918	111,908	249,589	222,655

Total	$981,825	$816,711	$1,925,749	$1,586,659

GROSS MARGIN:
Temporary and consultant staffing	$285,878	$235,329	$560,452	$457,783
Permanent placement staffing	85,552	55,298	161,036	101,527
Risk consulting and internal audit services	46,572	45,654	89,718	90,805

Total	$418,002	$336,281	$811,206	$650,115

OPERATING INCOME:
Temporary and consultant staffing	$76,321	$58,020	$153,154	$110,127
Permanent placement staffing	20,556	13,218	37,456	22,750
Risk consulting and internal audit services	12,952	20,972	24,941	42,852

Total	$109,829	$92,210	$215,551	$175,729

SELECTED CASH FLOW INFORMATION:
Amortization of intangible assets	$228	$74	$374	$148
Stock options expense	$4,849	$—	$9,944	$—
Depreciation expense	$14,840	$11,832	$29,801	$23,538
Capital expenditures	$19,202	$8,822	$43,514	$21,473
Open market repurchases of common stock (shares)	1,134	3,393	2,359	4,948

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

	June 30,
	2006	2005
	(Unaudited)
SELECTED BALANCE SHEET INFORMATION:
Cash and cash equivalents	$528,457	$441,057
Accounts receivable, less allowances	$509,509	$417,248
Total assets	$1,483,129	$1,231,444
Current liabilities	$407,335	$347,319
Notes payable and other indebtedness, less current portion	$4,206	$2,753
Total stockholders’ equity	$1,062,643	$877,548

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